EXHIBIT 23.4

CONSENT OF T. ALAN WALLS, CPA, P.C.

[Logo T. Alan Walls, CPA, P.C.]

Securities and Exchange Commission

Washington, DC 20549

Gentlemen:

We consent to the incorporation by reference of our report dated March 15, 2004, with respect to the consolidated balance sheet of Bad Toys Holdings, Inc. as of December 31, 2003 and the related statements of operations and income (loss), stockholders’ equity and cash flows for the years ended December 31, 2003 and December 31, 2002, which report appears in Bad Toys Holdings, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2003, appearing in this Annual Report on Form 10-KSB of Bad Toys Holdings, Inc. for the fiscal year ended December 31, 2004.

T. ALAN WALLS, CPA, P.C.

/s/ T. Alan Walls, CPA, President
Johnson City, Tennessee April 15, 2005